EXHIBIT 99.1
          FOR IMMEDIATE RELEASE

                     AIR & WATER TECHNOLOGIES CORPORATION
                          RECAPITALIZATION FINALIZED

          Paris, France; Branchburg, New Jersey -- Wednesday, September 24, 1997 -- Air & Water Technologies Corporation (AMEX: AWT) and Compagnie Generale des Eaux today announced that they have entered into a definitive agreement with respect to the recapitalization of AWT. The recapitalization provides for $185 million to $210 million in new equity to be invested in AWT.

          The recapitalization agreement provides that CGE will exchange $60 million in preferred stock of AWT in exchange for shares of AWT common stock; thereafter, AWT will conduct a rights offering in which it will distribute, on a pro rata basis to all of its stockholders of record as of a date to be determined, transferrable rights consisting of (i) a basic subscription privilege to subscribe for shares of common stock of AWT and (ii) an oversubscription privilege to subscribe for additional shares not otherwise purchased in the rights offering. The exchange rate for CGE's preferred stock and the subscription price in the rights offering will both be at an 18% discount to the average market price of AWT common stock over a ten trading day period prior to the effectiveness of the rights offering; the shares will not be offered at less than $1.75 per share or more than $2.50 per share. 10 million three-year American-style warrants will be issued (pro rata) to the public participating in the rights offering at an exercise price of $2.50 per share. AWT will seek to have these warrants listed on a national securities exchange or automatic quotation system.

          AWT will receive gross proceeds of $210 million if all rights are exercised. CGE has agreed to exercise all of its basic subscription rights and will oversubscribe for any shares not subscribed for by the public, to the extent required to ensure total proceeds to AWT from the rights offering will equal at least $185 million. The first $25 million of publicly raised proceeds from the rights offering provided by public subscription will be used by AWT for general corporate purposes; thereafter, the proceeds will be used to repay $185 million of CGE debt.

          Daniel Caille, Head of CGE's Water Division, commented:
          "This sensible and timely plan will strengthen AWT's balance sheet, provide a platform for a significant business recovery and permit a substantial public role in this recovery." Robert Sheh, Chairman of AWT added:
          "With CGE's support and encouragement, we will be looking forward to implementing an effective AWT-CGE business strategy."

          If all of the rights distributed to stockholders other than CGE in the rights offering are exercised by persons other than CGE, depending upon the offering price, CGE will own between 67.1% and 72.2% of the outstanding shares of AWT. Public ownership could increase with a successful offering through the exercise of the 10 million warrants. If no holder of rights other than CGE exercises rights in the rights offering, CGE will, depending upon the offering price, own between 85.8% and 89.3% of the outstanding shares of AWT at such time. Voting power of such CGE shares will be limited to approximately 74%, if the indenture governing the 8% Convertible Subordinated Debentures due 2015 is not amended.

          The closing of the recapitalization is conditioned upon a number of factors, including there being a registration statement in effect with respect to the securities offered in the rights offering.

          AWT and CGE also announced today that, in connection with the recapitalization, AWT would seek the consent of the holders of its 8% Convertible Subordinated Debentures due 2015 to certain modifications to the indenture governing the debentures. CGE also has agreed, directly or through one of its affiliates, to guarantee certain of AWT's responsibilities under its bond agreements with United States Fidelity and Guaranty Co. from October 1, 1997, and has reaffirmed its credit support under the Company's existing credit facility, in each case, during the period until the recapitalization is completed. In addition, in connection with the recapitalization, CGE agreed for a period of three years not to acquire AWT by way of short-form merger without the consent of the independent directors of AWT.

          AWT and CGE have agreed that, following the recapitalization, CGE will work with AWT to explore various ways to enhance AWT's participation in the emerging privatization market in the wastewater management industry.

          The terms of the recapitalization were negotiated and approved by a special committee of independent directors of AWT.

          Air & Water Technologies Corporation, through its subsidiary PSG, a leader in its growing wastewater privatization market, provides a comprehensive range of services and technologies for the operation, maintenance and management of water and wastewater systems; through Metcalf & Eddy, well-known internationally, specializes in engineering, design and construction of water and wastewater facilities and the remediation of contaminated soil; and through Research Cottrell, offers services and technologies for controlling air pollution.

          CGE, the holder of approximately 50% of the voting power of AWT, is one of the largest private companies in France, and is comprised of a group of approximately 2,500 companies, 700 of which are outside of France. The giant utility has interests in water supply, waste management, energy, construction, property, communications and transportation. CGE is the second largest mobile telephone operator in France, and one of the major shareholders of Havas, the European leader in communications.